Exhibit 10.9
1stDibs
Revised February 6, 2023
January 31, 2023
Ryan Beauchamp

Offer of Employment by 1stdibs.com, Inc.

Dear Ryan,

On behalf of 1stdibs.com, Inc. (the “Company”), I am pleased to offer you the position of Chief Product Officer reporting to the Chief Executive Officer (“CEO”), David Rosenblatt. We believe that each person here will contribute directly to the growth and success of the company and we look forward to having you as a member of our team.

Start Date. Your employment will commence on March 27, 2023 (the “Start Date”).

Location. Your primary work location will be your home office in New York, in accordance with the Company’s Flexibility First and remote work policies in effect at the time. You understand that the Company may require that you otherwise report to a Company office as may be necessary to fulfill your responsibilities.

Base Salary. You will receive a bi-weekly base salary of $12,692.30, for an annual equivalent of $330,000 (the “Base Salary”), payable according to the Company’s usual payroll practices, less applicable withholding and taxes as required by law. Your annual salary will be prorated as necessary to reflect the actual days of employment completed by you during the first calendar year of your employment. This is a full-time, exempt position, meaning you will not be eligible for overtime compensation.

Executive Bonus. You will be eligible for an annual target bonus of $150,00.00, less applicable withholding and taxes as required by law, in accordance with, and subject to the terms and condition of, the annual performance bonus plan established by the Company from time to time for similarly situated employees. Any such bonus will be based on the achievement of goals and milestones established by the Company in its sole discretion, and the Company in its sole discretion may amend or terminate any such bonus plan at any time. Your annual bonus for 2023 will be prorated as necessary to reflect the actual days of employment completed by you during the first calendar year of your employment. To be eligible for any annual bonus you must be employed in good standing with the Company and not under notice of resignation or termination on the date any such bonus is due to be paid.

Equity Incentive. Subject to approval by the Compensation Committee (the “Committee”) of the Board of Directors of the Company, you will be granted an award of restricted stock units (“RSUs”) with respect to 220,000 shares of Company common stock (subject to appropriate adjustment for any stock split, stock dividend, combination or other recapitalization or reclassification). Your RSU award will be subject to the terms and conditions of the 1stdibs.com, Inc. 2021 Stock Incentive Plan and a restricted stock unit agreement, which you will receive after the Committee’s approval of your award. Subject to your continued employment with the Company, twenty-five percent (25%) of the RSUs will vest (or convert into shares of Company common stock) twelve (12) months after the first RSU vesting date following your Start Date. The balance of your RSUs will vest in equal quarterly installments over the next three years of continuous employment with the Company.

Moving forward, you will be eligible to participate in any executive compensation programs or plans approved by the Board, including without limitation annual equity grant awards that management of the Company intends to recommend to the Board in keeping with historical practice. Although management will recommend to the Board that you be granted the RSUs described above and intends to recommend annual equity grants for you commencing in 2024, by execution of this letter, you acknowledge that you have no right to receive the RSUs unless the grant is approved by the Board.

Signing Bonus. If you accept this employment offer, you will receive a cash signing bonus in an amount of $100,000 (the “Signing Bonus”), less applicable withholding and taxes as required by law. The Signing Bonus will be paid in one lump sum no later than 30 days from your start date in a payment separate from your salary payment of the same date.  In the event that you resign or are terminated for Cause (as defined below) within 24 months of your Start Date, you will be required to repay 100% of the Signing Bonus to the Company within 30 days of your termination or resignation date; if you resign or are terminated for Cause between 12 months and 24 months after your Start Date, you will be required to repay 50% of the Signing Bonus to the Company within 30 days of your termination or resignation date. If you are terminated without Cause, you will not be required to repay any amount of the Signing Bonus.

Cause. For purposes of this offer letter, “Cause” shall include: (i) a material breach by you of your employment  agreement or similar agreement with the Company;

(ii) a material violation by you of a federal or state law or  regulation applicable to the business of the Company that has a material adverse effect on the Company;
(iii) your misappropriation or embezzlement of Company  funds or property or an act of fraud upon the Company made by you;
(iv) your conviction of, or plea of guilty or nolo contendere to, a crime constituting a felony, or crime constituting a misdemeanor involving theft,  embezzlement, dishonesty, or moral turpitude;
(v) the willful failure by you to perform your material  duties for the Company;
(vi) repeated and continuous failure to perform your duties to  the satisfaction of the Board in its good faith determination;
(vii) your breach of your fiduciary duties to the  Company;
(viii) a willful violation of a written Company policy, the violation of  which is stated in such policy to be grounds for termination, or lawful directive of the Board;
(ix) conduct which violates applicable law or the policies of the  Company with respect to non-discrimination, workplace harassment or similar protections of  workers in the workplace;
(x) an act by you which constitutes gross misconduct and  which is materially and demonstrably injurious to the Company; or
(xi) your commission of any act, occurring or coming to light during your employment with the Company, that brings you into public contempt  or ridicule or that the CEO and the Board reasonably judge to be likely to injure the operations or  reputation of the Company or the Company’s employees or reputation, with you accorded an opportunity to respond in writing or in person, at your option, to the CEO  and the Board prior to the termination of employment.
No act, or failure to act, by you shall be considered “willful” unless committed  without good faith and without a reasonable belief that the act or omission was in the Company’s  best interests.
Notwithstanding the foregoing, Cause shall not exist with respect to subsections (iv), (v), (vi) (vii) above until and unless you fail to cure such breach, neglect or misconduct (if such breach, neglect or misconduct is capable of cure)  within ten (10) days after written notice from the Board. If your employment ends for  any reason other than discharge by the Company for Cause, but at a time when the Company had  Cause to terminate your employment (or would have had Cause if it knew all of the  relevant facts), your termination shall be treated as a discharge by the Company for  Cause.

Benefits Plans. Your eligibility begins on the 1st day of the month following your Start Date, or on the 1st day of the month coinciding with your Start Date if your Start Date is the 1st of the month. The Company reserves the right to modify, suspend or terminate the plans, at its sole discretion.

Paid Time Off (PTO). You are eligible to take part in the Company’s Paid Time Off (PTO) policy, which currently permits flexible time off. All PTO requests require prior approval from your supervisor and are subject to the terms and conditions of the policy. The Company reserves the right to modify, suspend or terminate the policy, as its sole discretion. You will be given further information about the Company’s PTO policy once your employment begins.

Confidentiality Agreement. As an employee of the Company, you will have access to certain confidential information and materials of the Company and you may, during the course of your employment, develop certain information, which shall be the property of the Company. To protect the Company’s interests, your employment is contingent upon your signing the Company’s “Employee Assignment of Intellectual Property, Confidentiality, and Non-Competition Agreement” (the “Confidentiality Agreement”) which is enclosed herewith.
You hereby represent and warrant to the Company that you (i) are not subject to any written non-solicitation, non-competition or any other agreement which might affect or limit your employment with the Company, (ii) are not subject to any written confidentiality or non-use/non-disclosure agreement affecting your employment with the Company, and (iii) have not brought and will not bring to the Company any trade secrets, confidential business information, documents, or other personal property of a prior employer.
Company Policies. If you accept this offer of employment, you acknowledge that you will have read and understand the Company’s policies already made available to you, and any other rules as may be set forth in writing and provided to you. You agree to abide by those policies and rules and any subsequent changes as set forth in writing from time to time by the Company and to abide by any confidentiality restrictions that the Company may require of you. You further agree not to obligate the Company to any contractual agreement or undertaking without the express approval of David Rosenblatt, CEO.
“At Will” Employment. Your employment with the Company is “at will.” This means that you may terminate your employment with the Company at any time, with or without notice or cause. The Company similarly may terminate your employment at any time, with or without notice or cause. Additionally, the Company may alter the terms and conditions of your employment at any time, with or without cause. Your participation in any benefit program shall not be regarded as assuring employment for any particular period of time, and no statement, representation, or conduct of any person or entity may alter the at will nature of your employment with the Company unless such statement is set forth in writing and signed by the Company’s CEO or Chief People Officer. The Company also reserves the right to modify or change your compensation and benefits at any time for any reason, among other factors, change of your work location.

Immigration Compliance. Your employment is also contingent upon your presenting documentation demonstrating that you have authorization to work in the United States within three (3) business days after commencing employment with the Company.
This letter sets forth the entire agreement between you and the Company and supersedes any and all prior or contemporaneous agreements or understandings, written or oral, pertaining to your employment with the Company. You acknowledge that you have not relied upon any representations (oral or otherwise) other than those explicitly stated in this offer letter. Additionally, this letter cannot be changed or modified except by a separate writing signed by you and a duly authorized officer of the Company. All disputes concerning the application, interpretation or enforcement of this offer letter or otherwise arising out of the relationship between you, on the one hand, and the Company on the other hand shall be resolved exclusively by final and binding arbitration before a single arbitrator in accordance with the Employment Rules of the American Arbitration Association then in effect. The arbitration shall be held in New York City, NY and the arbitrator shall have the authority to permit the parties to engage in reasonable pre-hearing discovery.

If this offer letter is acceptable to you, please sign and return this letter to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions stated herein.

This offer and your subsequent start date are contingent upon successful completion of a criminal background check.

Should you have any questions, please do not hesitate to call me. We very much look forward to your arrival at the Company and a long and fruitful partnership.

Very truly yours,
1stdibs.com, Inc.
By: /s/David Rosenblatt
David Rosenblatt, CEO

Enclosure
I have read and understood this offer letter
and hereby acknowledge, accept and agree to
the terms set forth above.

Ryan Beauchamp

/s/Ryan Beauchamp
Signature